For Immediate Release Contact:
Dennis Craven (Company) Chief Financial Officer (561) 227-1386	Jerry Daly or Carol McCune Daly Gray (Media) (703) 435-6293

Chatham Lodging Trust Completes Financing on Residence Inn New Rochelle, NY

PALM BEACH, Fla., August 17, 2011—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, announced today that it has closed on a $15.8 million fixed-rate mortgage loan. Sonnenblick-Eichner Company arranged the $15.8 million first mortgage non-recourse financing, which is secured by the 124-room Residence Inn by Marriott located in New Rochelle, N.Y. The 10-year loan was provided by Regions Bank, and carries a fixed interest rate of 5.75 percent per annum, with principal and interest based on a 25-year amortization. Proceeds from the loan will be used to repay outstanding borrowings under the company’s secured revolving credit facility and for general business purposes.

“This is the eighth individual property loan for our portfolio, giving us combined borrowings from such loans of approximately $162 million at a weighted average rate of 5.97 percent and a weighted average maturity in 2017,” said Dennis Craven, Chatham’s chief financial officer. “We were able to add this financing at historically attractive pricing and at a value which amounts to approximately 75 percent of what we purchased this hotel for less than a year ago.”

About Sonnenblick-Eichner Company

Sonnenblick-Eichner Company (www.sonneich.com) is a Beverly Hills- based real estate investment banking firm that specializes in arranging structured finance for acquisition, construction and permanent loans, interim and mezzanine financing as well as joint-venture equity transactions. The company is recognized for its expertise in marketing institutional real estate for sale and providing capital for all product types including retail, office, hospitality, industrial and multifamily properties.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 18 hotels with an aggregate of 2,414 rooms/suites in 10 states and the District of Columbia and has one additional hotel comprising 174 rooms/suites under contract to purchase. Additional information about Chatham may be found at www.chathamlodgingtrust.com.